EXHIBIT 3.3
CERTIFICATE OF RETIREMENT OF STOCK

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NMI Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

    FIRST: That at a meeting of the Board of Directors of NMI Holdings, Inc., a resolution was duly adopted retiring shares of the capital stock of said corporation, which were issued but not outstanding, to the extent hereinafter set forth, and which retired shares had no capital applied to their acquisition.

    SECOND: The shares of capital stock of the corporation, which are retired, are identified as being 250,000 shares of the Class B Non-Voting Common stock without par value.

    THIRD: That the Certificate of Incorporation of the corporation prohibits the reissuance of the shares of Class B Non-Voting Common stock when so retired and that the shares so retired constitute all the authorized shares of Class B Non-Voting Common stock; and pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate as therein provided, the Restated Certificate of Incorporation of said corporation shall be amended so as to effect a reduction in the authorized number of shares of the corporation by the elimination therefrom of all reference to said Class B Non-Voting Common stock, comprising 250,000 shares without par value

    FOURTH: This Certificate of Retirement of Stock shall be effective on immediately upon filing.

    IN WITNESS WHEREOF, said NMI Holdings, Inc. has caused this Certificate to be signed by William J. Leatherberry, its Executive Vice President,
Chief Administrative Officer and General Counsel, this 9th day of May, 2024.

_/s/ William J. Leatherberry________________

    By William J. Leatherberry
Executive Vice President, Chief Administrative Officer and General Counsel